Exhibit 2.1
PLAN OF MERGER
     PLAN OF MERGER (the “Plan of Merger”), (1) approved on February 14, 2006, by Global Employment Solutions, Inc., a Colorado corporation (the “Surviving Corporation”), and by its Board of Directors on said date, and (2) approved on March 31, 2006, by Global Merger Corp, a Colorado corporation (the “Non-Survivor”), and by its Board of Directors and sole shareholder on said date. The Surviving Corporation and the Non-Survivor are collectively referred to herein as the “Corporations.”
          WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Colorado, having been formed on February 12, 1998, pursuant to Articles of Incorporation filed with the State of Colorado;
          WHEREAS, the Non-Survivor is a corporation duly organized and existing under the laws of the State of Colorado, having been formed on March 16, 2006, pursuant to Articles of Incorporation filed with the State of Colorado; and
          WHEREAS, the Board of Directors of each of the Corporations and the shareholders of the Non-Survivor have determined that it is in the best interests of the Corporations to merge into a single corporation (the “Merger”) and that the Surviving Corporation be the surviving corporation to the Merger on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, it is agreed that:
1.	Upon the Effective Time of the Merger (as defined in Section 11 below), the Non-Survivor shall, pursuant to the applicable statutes of the Colorado Revised Statutes (the “CRS”), be merged with and into the Surviving Corporation, which Surviving Corporation shall (a) be the surviving corporation upon the Effective Time of the Merger and (b) continue to exist as said Surviving Corporation under the name Global Employment Solutions, Inc., its present name. The separate existence of the Non-Survivor shall cease upon the Effective Time of the Merger in accordance with the applicable provisions of the CRS.
2.	Upon the Effective Time of the Merger, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Surviving Corporation following the Merger, and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the applicable provisions of the CRS.

3.	Upon the Effective Time of the Merger, the Bylaws of the Surviving Corporation shall be the Bylaws of the Surviving Corporation following the Merger, and said Bylaws shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the applicable provisions of the CRS.
4.	The directors and officers of the Surviving Corporation upon the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation following the Merger, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.
5.	At the Effective Time of the Merger, the separate existence of the Non-Survivor shall cease, and the Surviving Corporation shall continue in existence and, without transfer, shall succeed to and possess all of the properties, rights, privileges, immunities, powers, purposes and franchises, of a public and private nature, and shall be subject to all of the obligations, restrictions, disabilities and duties, of the Non-Survivor, all without further act or deed, as provided in the applicable provisions of the CRS.
6.	If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper officers and directors of the Non-Survivor, as of the Effective Time of the Merger, shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to carry out the provisions hereof.
7.	Upon the Effective Time of the Merger, (a) each issued and outstanding share of Series C Preferred Stock of the Surviving Corporation (other than the shares of Series C Preferred Stock of the Surviving Corporation held by the Non-Survivor) shall be exchanged for (i) 0.12737 shares of Class A Common Stock of Global Employment Holdings, Inc. (“Holdings”) and (ii) a cash payment of $3.25867, (b) each issued and outstanding shares of Series D Preferred Stock of the Surviving Corporation (other than the shares of Series D Preferred Stock of the Surviving Corporation held by the Non-Survivor) shall be exchanged for (i) 0.09479 shares of Class B Common Stock of Holdings and (ii) a cash payment of $0.30461, (c) each holder (other than the Non-Survivor) of less than 4,000 shares of Common Stock issued pursuant to the Surviving Corporation’s Restricted Stock Plan will receive for such share of Common Stock a cash payment of $10.62524, (d) each holder (other than the Non-Survivor) of 4,000 or more shares of Common Stock issued pursuant to the Surviving Corporation’s Restricted Stock Plan will receive for each such share of Common Stock (i) 1.01 shares of Common Stock of Holdings and (ii) a cash payment of $5.57514, and (e) all other issued and outstanding shares of capital stock of the Surviving Corporation shall be cancelled. The issued and outstanding shares of Non-Surviving Corporation shall not be converted in any manner, but each such share which is issued and outstanding as of the Effective Time of the Merger shall continue to represent one issued and outstanding share of Surviving Corporation.

8.	This Plan of Merger, as approved by the Corporations, shall be submitted to the sole shareholder of the Non-Survivor for its approval or rejection in the manner prescribed by the applicable provisions of the CRS.

9.	In the event that the Plan of Merger shall have been (x) approved by the sole shareholder of the Non-Survivor and (y) otherwise duly authorized in the manner prescribed by the applicable provisions of the CRS, each of the Corporations hereby stipulates that it will cause to be executed and filed or recorded any document or documents prescribed by the laws of the State of Colorado, and that each of the Corporations will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

10.	The Board of Directors and the proper officers of each of the Corporations are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

11.	The effective date of the Merger shall be April 10, 2006 (the “Effective Time of the Merger”).

12.	Notwithstanding the approval of the Plan of Merger by the sole shareholder of the Non-Survivor, the Merger herein provided for may be abandoned at any time prior to the Effective Time of the Merger, notwithstanding favorable action on the Merger by the sole shareholder of the Non-Survivor, but not later than the Effective Time of the Merger, by the mutual consent of the Board of Directors of the Corporations.

13.	The Corporations, by mutual consent of their respective Boards of Directors, may amend or modify this Plan of Merger in such manner as may be agreed upon by them in writing at any time before or after approval or adoption thereof by the sole shareholder of the Non-Survivor. Either Corporation may, pursuant to action by its Board Directors, by an instrument in writing, extend the time for or waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that no such waiver or extension shall affect the rights of the shareholders of either of the Corporations in a manner which is materially adverse to such shareholders in the judgment of its respective Board of Directors so acting.
14.	This Plan of Merger may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, pursuant to the general approval and authority duly given by resolutions adopted by their respective Boards of Directors, each of the Corporations has caused this Plan of Merger to be executed by a duly authorized officer.

GLOBAL MERGER CORP, a Colorado corporation

By:	/s/ DAN HOLLENBACH
Name: Dan Hollenbach
Title: President

GLOBAL EMPLOYMENT SOLUTIONS, INC
a Colorado corporation

By:	/s/ HOWARD BRILL
Name: Howard Brill
Title: President and Chief Executive Officer

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